Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS FOURTH QUARTER 2010 RESULTS

Chicago, IL — (GlobeNewswire) February 23, 2011 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, today reported financial results for the three months ended December 31, 2010.  Summarized financial results for the fourth quarter of 2010 and for the year ended December 31, 2010, along with select operating metrics, are as follows:

	Three months ended December 31,				Years ended December 31,
Amounts in 000,000 s, except per share data	2009	2010	% change		2009	2010	% change

Revenue:
Transactional	$44.3	$73.2	65.4%		$150.5	$260.9	73.4%
Enterprise	35.7	40.6	13.6%		109.1	165.5	51.6%
Total Revenue	80.0	113.8	42.2%		259.6	426.4	64.3%

Net Revenue (Total Revenue less transportation costs)	16.0	22.6	41.5%		55.7	81.2	45.8%

Operating Expenses
Commissions	4.6	6.8	48.0%		15.8	24.9	57.3%
General and administrative	8.7	10.6	23.3%		30.0	40.6	35.4%
Contingent consideration	(1.0)	(0.8)	-16.3%		(1.0)	(4.7)	378.1%
Depreciation and amortization	1.6	1.9	16.6%		5.0	6.9	38.8%
Total Operating Expenses	13.9	18.5	33.5%		49.8	67.7	35.9%

Operating Income	2.1	4.1	95.3%		5.9	13.5	129.7%

Net Income	3.2	2.6	-16.7%		5.2	8.4	61.8%
Diluted EPS applicable to common stockholders	$0.15	$0.12			$0.29	$0.38

Operating Metrics
Gross margin	20.0%	19.9%	(10	)bps	21.4%	19.0%	(241	)bps
Operating margin (% of net revenue)	13.0%	17.9%	494	bps	10.5%	16.6%	606	bps

Shipment volume	192,411	274,757	42.8%		642,649	1,034,690	61.0%
Number of enterprise clients	116	148	27.6%		116	148	27.6%
Total employees	835	908	8.7%		835	908	8.7%
Salaried employees	299	327	9.4%		299	327	9.4%
Commissioned sales employees	364	382	4.9%		364	382	4.9%
Sales agents	172	199	15.7%		172	199	15.7%
Less Than Truckload (LTL) Revenue %	42.2%	46.7%	443	bps	44.6%	45.1%	48	bps
Truckload (TL) Revenue %	37.6%	36.1%	(145	)bps	34.6%	37.2%	258	bps

Commenting on the Company’s performance, Chief Executive Officer Doug Waggoner said, “This was a strong quarter for Echo as we continued our track record of high growth and finished the year with impressive 64% top-line revenue growth. We achieved these results by executing on a diversified growth strategy, by investing in our sales organization and our technology, adding 32 new enterprise clients during the year, and successfully integrating strategic acquisitions that expanded our footprint and increased our market-share.”

Fourth Quarter Results

Total revenue of $113.8 million in the fourth quarter of 2010 increased 42% compared to total revenue of $80.0 million in the fourth quarter of 2009. The majority of this increase was driven by higher volumes, attributable to both an increase in the number of clients served as well as higher volumes per client for our transactional and enterprise clients.  Total shipment volume increased by 43% in the fourth quarter of 2010 compared to the fourth quarter of 2009.

Transactional revenue of $73.2 million in the fourth quarter of 2010 increased 65% compared to transactional revenue of $44.3 million in the fourth quarter of 2009. Echo’s transactional client base increased from 8,714 in the fourth quarter of 2009 to 13,289 in the fourth quarter of 2010. In addition, revenue per transactional sales person increased by 40% in the fourth quarter of 2010 compared to the fourth quarter of 2009 due to increased productivity.

Enterprise revenue of $40.6 million in the fourth quarter of 2010 increased 14% compared to enterprise revenue of $35.7 million in the fourth quarter of 2009. This increase was driven by the net addition of 32 new enterprise clients from the prior year quarter, partially offset by an 11% decrease in average revenue per enterprise client in the fourth quarter of 2010 compared to the fourth quarter of 2009. This decrease is partially attributable to reducing low-margin business during the third quarter of 2010.

Net revenue, which represents total revenue less transportation costs, increased 42% in the fourth quarter of 2010 to $22.6 million compared to $16.0 million in the fourth quarter of 2009. This increase was consistent with Echo’s growth in gross revenue and reflected a more stable pricing environment during the fourth quarter of 2010.

Commission expense increased by 48% in the fourth quarter of 2010 compared to the fourth quarter of 2009. This increase was due to the increase in net revenue, as the Company’s commission plans are based on net revenue, and a higher overall effective commission rate due to the changes in net revenue mix and varying compensation plans.

The Company’s general and administrative expense, excluding the impact of changes in our contingent consideration, of $10.6 million increased 23% in the fourth quarter of 2010 compared to $8.7 million in the fourth quarter of 2009, driven primarily by an increase in personnel.  The total number of employees and agents increased from 835 as of December 31, 2009 to 908 as of December 31, 2010.

The Company’s depreciation and amortization expense of $1.9 million increased 17% in the fourth quarter of 2010 compared to $1.6 million in the fourth quarter of 2009. This increase in expense was the result of continued investment in technology and the resulting depreciation of capitalized software development costs, as well as an increase in amortization expense of intangibles assets resulting from the acquisitions completed over the past year.

Net income for the fourth quarter of 2010 was $2.6 million compared to net income of $3.2 in the fourth quarter of 2009. Net income in the fourth quarter of 2009 included a $2.1 million tax gain due to the reduction of a valuation allowance against certain deferred tax assets.  Excluding the effect of this tax gain, net income in the fourth quarter increased 136% from $1.1 million in 2009 to $3.2 million in 2010. Diluted earnings per share of $0.12 in the fourth quarter of 2010 decreased $0.03 per share compared to diluted earnings per share of $0.15 in the fourth quarter of 2009.  The decrease was the result of the tax gain recognized in the fourth quarter of 2009.  Excluding the effect of the 2009 tax gain, diluted earnings per share increased by $0.06 per share in the fourth quarter of 2010 to $0.12 per share compared to diluted earnings per share of $0.06 in the fourth quarter of 2009.

Business Outlook

“Echo is well-positioned for the improving economic climate and will continue to benefit from executing on our diversified growth strategy,” Mr. Waggoner commented. “In 2011, we plan to continue to execute our growth strategy by expanding our sales force, increasing our enterprise client base by 20 to 40 customers, including the addition of several FLEX TMS customers, and continue our track record of successfully integrating strategic bolt-on acquisitions that provide growth opportunities.  The Company’s success will continue to be driven by executing on our strategy of capturing underserved small- and mid-market customers.”

Conference Call

A conference call will be broadcast live on Wednesday, February 23, 2011, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer, and David B. Menzel, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investors’ “Events” section of Echo’s website at www.echo.com.  A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs.  In 2010, Echo procured transportation and provided logistics services for more than 22,700 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the Form 10-K we filed with the SEC.

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2009	2010
Cash and cash equivalents	$47,803,704	$43,218,164
Accounts receivable, net of allowance for doubtful accounts	43,689,684	60,862,012
Prepaid expenses	6,420,750	7,518,334
Other current assets	735,171	396,613
Total long term assets	34,025,979	49,553,058
Total assets	$132,675,288	$161,548,181

Accounts payable — trade	$27,039,510	$40,097,083
Current maturities of capital lease obligations	302,518	274,282
Other liabilites	3,775,840	6,244,248
Deferred income taxes	1,894,204	2,734,894
Long term liabilities	5,873,143	7,219,661
Stockholders’ equity	93,790,073	104,978,013
Total liabilities and stockholders’ equity	$132,675,288	$161,548,181

	—	—

Echo Global Logistics, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2009	2010	2009	2010
	(Unaudited)

REVENUE	$80,038,986	$113,832,095	$259,560,658	$426,373,975

COSTS AND EXPENSES:
Transportation costs	64,067,626	91,226,411	203,892,962	345,208,575
Selling, general, and administrative expenses	12,295,529	16,686,235	44,816,750	60,778,106
Depreciation and amortization	1,599,539	1,864,394	4,990,919	6,926,118
INCOME FROM OPERATIONS	2,076,292	4,055,055	5,860,027	13,461,176
OTHER EXPENSE	(451,683)	(101,888)	(1,274,587)	(291,375)
INCOME BEFORE PROVISION FOR INCOME TAXES	1,624,609	3,953,167	4,585,440	13,169,801
INCOME TAX BENEFIT (EXPENSE)	1,553,494	(1,305,688)	610,544	(4,765,163)
NET INCOME	3,178,103	2,647,479	5,195,984	8,404,638
DIVIDENDS ON PREFERRED SHARES	(14,425)	—	(806,625)	—
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$3,163,678	$2,647,479	$4,389,359	$8,404,638

Basic net income per share	$0.15	$0.12	$0.30	$0.38
Diluted net income per share	$0.15	$0.12	$0.29	$0.38

Echo Global Logistics, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009	2010

Net cash provided by (used in) operating activities	$(5,602,140)	$8,642,339

Net cash used in investing activities	(11,499,874)	(14,838,026)

Net cash provided by financing activities	63,032,796	1,610,147

Increase (decrease) in cash and cash equivalents	45,930,782	(4,585,540)
Cash and cash equivalents, beginning of period	1,872,922	47,803,704
Cash and cash equivalents, end of period	$47,803,704	$43,218,164

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Echo Global Logistics, Inc.

CONTACT: Echo Global Logistics, Inc.

Heather Mills

312-276-3222

hmills@echo.com